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                                                                      EXHIBIT 12

                      WILLIAMS COMMUNICATIONS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             ---------   ---------   --------
Earnings:
  Loss before income taxes.................................  $(367,472)  $(190,826)  $(28,005)
  Add:
     Interest expense -- net...............................     97,212       7,468        933
     Rental expense representative of interest factor......     96,786      44,590     28,120
     Minority interest income (loss) of consolidated
       subsidiaries........................................    (31,503)    (15,645)    13,506
     Equity losses.........................................     36,440       7,908      2,383
                                                             ---------   ---------   --------
          Total earnings (loss) as adjusted plus fixed
            charges........................................  $(168,537)  $(146,505)  $ 16,937
                                                             =========   =========   ========
Combined fixed charges:
  Interest expense -- net..................................  $  97,212   $   7,468   $    933
  Capitalized interest.....................................     39,518      11,182      7,781
  Rental expense representative of interest factor.........     96,786      44,590     28,120
                                                             ---------   ---------   --------
          Total fixed charges..............................  $ 233,516   $  63,240   $ 36,834
                                                             =========   =========   ========
Ratio of earnings to fixed charges.........................         (a)         (a)        (a)
                                                             =========   =========   ========

-------------------------

(a) Earnings were inadequate to cover fixed charges by $402,053,000, $209,745,000 and $19,897,000 for 1999, 1998 and 1997, respectively.